EXHIBIT 99.1
For Immediate Release

INVESTOR CONTACT:
Elizabeth Boland:	617-673-8000

MEDIA CONTACT:
Ilene Serpa:	617-673-8000
BRIGHT HORIZONS FAMILY SOLUTIONS REPORTS
SECOND QUARTER 2007 FINANCIAL RESULTS
BOSTON, MA — (July 26, 2007) — Bright Horizons Family Solutions, Inc. (Nasdaq: BFAM) today announced financial results for the second quarter ended June 30, 2007.
Earnings per diluted share of $0.47 in the quarter ended June 30, 2007 increased 18% from $0.40 per diluted share for the quarter ended June 30, 2006. Revenue for the second quarter of 2007 increased 15% to $201.4 million from $175.2 million for the same quarter last year. Net income for the second quarter of 2007 increased 15% to $12.5 million from $10.9 million in the second quarter of 2006.
Earnings per diluted share of $0.88 for the six months ended June 30, 2007 increased 17% from $0.75 per diluted share for the six months ended June 30, 2006. Revenue for the first six months of 2007 increased 14% to $391.5 million from $344.4 million for the same period last year. Net income for the first six months of 2007 increased 14% to $23.8 million from $20.9 million in the first six months of 2006.
“We are pleased to report another solid quarter,” said David Lissy, Chief Executive Officer. “We again delivered strong operating and financial results as we continued to grow our business and deliver on our mission to provide high-quality early education and work/life solutions for the children, families, and clients we serve. In testament to this, we recently received the results of our annual parent satisfaction survey. This annual survey, which is tabulated by a third party, is sent to all of the families that we serve. While we continue to strive for constant improvement, we’re both gratified and pleased with the 98% satisfaction rating we earned from our families this year.”
During the second quarter, Bright Horizons added 12 new centers to its network, including a third center for Centene Corporation and a second center in Massachusetts for Blue Cross Blue Shield, along with two new centers for the Department for Children, Schools and Families in the UK. The company also added new centers for Baylor All Saints Medical Center in the US, and for Suffolk College and the Wellcome Trust in the UK. The Company also welcomed a new elementary school to its network this quarter — Bridges Montessori in Stuart, Florida. During the quarter the company completed its previously announced closing of the UAW-Ford child care and family centers, and as of the end of the quarter the Company operated 635 early care and education centers with the capacity to serve 69,500 children and families.

Bright Horizons Family Solutions will host an investor conference call today at 4:30 pm ET. The public is invited to listen to the conference call by dialing 913-981-5592 and entering conference ID# 6368745. Replays of the entire call will be available through Friday, August 10, 2007 at 719-457-0820, PIN# 6368745. The conference call will also be webcast and can be accessed through the Investor Relations section of the Bright Horizons Web site, www.brighthorizons.com. A copy of this press release is available on the Web site.
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Bright Horizons Family Solutions is the world’s leading provider of employer-sponsored child care, early education and work/life consulting services, managing more than 600 early care and family centers in the United States, the United Kingdom, Ireland and Canada. Bright Horizons serves more than 700 clients, including more than 95 FORTUNE 500 companies and 70 of the “100 Best Companies” as recognized by Working Mother magazine. Bright Horizons is one of FORTUNE magazine’s “100 Best Companies to Work For.”
This press release contains forward-looking statements which involve a number of risks and uncertainties. Bright Horizons Family Solutions’ actual results may vary significantly from the results anticipated in these forward-looking statements as a result of certain factors. These include the ability of the Company to 1) execute contracts relating to new commitments, 2) enroll families in new as well as existing centers, and 3) open new centers and integrate acquisitions, as well as other factors that are discussed in detail in the Company’s filings with the Securities and Exchange Commission.

Bright Horizons Family Solutions
Selected Financial Information
(Unaudited)
(in thousands except per share data)

	Three months ended
	6/30/2007		6/30/2006
Revenue	$201,394	100.0%	$175,232	100.0%
Cost of services	160,253	79.6%	139,940	79.9%

Gross profit	41,141	20.4%	35,292	20.1%
Selling, general and administrative expenses	18,182	9.0%	15,835	9.0%
Amortization	1,136	0.6%	751	0.4%

Income from operations	21,823	10.8%	18,706	10.7%
Net interest (expense) income	(197)	-0.1%	79	0.0%

Income before income taxes	21,626	10.7%	18,785	10.7%
Income tax provision	(9,083)	-4.5%	(7,910)	-4.5%

Net income	$12,543	6.2%	$10,875	6.2%

Per share data:
Net income per share — basic	$0.48		$0.41

Weighted average number of common shares outstanding	25,996		26,425

Net income per share — diluted	$0.47		$0.40

Weighted average number of common and common equivalent shares	26,868		27,484

Supplemental Information:
Earnings before interest, taxes, depreciation and amortization (EBITDA)(a)	$27,704		$23,201

Reconciliation of net income to EBITDA:
Net income, as reported	$12,543		$10,875
Add back income tax provision	9,083		7,910
Less net interest expense (income)	197		(79)

Income from operations	21,823		18,706
Add back depreciation	4,745		3,744
Add back amortization	1,136		751

EBITDA	$27,704		$23,201
(a)	EBITDA is used as a financial performance indicator within the child care industry and is presented for informational purposes only. EBITDA is not a financial measure under generally accepted accounting principles and may be subject to varying methods of calculation and may not be comparable to other similarly titled measures by other companies.

Bright Horizons Family Solutions
Selected Financial Information
(Unaudited)
(in thousands except per share data)

	Six months ended
	6/30/2007		6/30/2006
Revenue	$391,471	100.0%	$344,371	100.0%
Cost of services	311,904	79.7%	276,174	80.2%

Gross profit	79,567	20.3%	68,197	19.8%
Selling, general and administrative expenses	35,885	9.1%	31,020	9.0%
Amortization	2,316	0.6%	1,361	0.4%

Income from operations	41,366	10.6%	35,816	10.4%
Net interest (expense) income	(468)	-0.1%	197	0.1%

Income before income taxes	40,898	10.5%	36,013	10.5%
Income tax provision	(17,139)	-4.4%	(15,148)	-4.4%

Net income	$23,759	6.1%	$20,865	6.1%

Per share data:
Net income per share — basic	$0.91		$0.78

Weighted average number of common shares outstanding	26,007		26,660

Net income per share — diluted	$0.88		$0.75

Weighted average number of common and common equivalent shares	26,914		27,752

Supplemental Information:
Earnings before interest, taxes, depreciation and amortization (EBITDA)(a)	$52,809		$44,476

Reconciliation of net income to EBITDA:
Net income, as reported	$23,759		$20,865
Add back income tax provision	17,139		15,148
Less net interest expense (income)	468		(197)

Income from operations	41,366		35,816
Add back depreciation	9,127		7,299
Add back amortization	2,316		1,361

EBITDA	$52,809		$44,476
(a)	EBITDA is used as a financial performance indicator within the child care industry and is presented for informational purposes only. EBITDA is not a financial measure under generally accepted accounting principles and may be subject to varying methods of calculation and may not be comparable to other similarly titled measures by other companies.